UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 2, 2025
BOXLIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900
Duluth, Georgia 30097
(Address Of Principal Executive Offices) (Zip Code)
678-367-0809
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former name or formed address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On December 2, 2025, Boxlight Corporation, a Nevada corporation (the “Company”), and its subsidiaries entered into a Forbearance Agreement and Tenth Amendment and Waiver to Credit Agreement (the “Tenth Amendment”) with Whitehawk Finance LLC, as the lender (the “Lender”) and White Capital Partners LP, as collateral agent (the “Collateral Agent”). The Tenth Amendment amends the Credit Agreement, originally entered into on December 31, 2021, as amended on April 4, 2022, June 21, 2022, April 24, 2023, June 26, 2023, March 14, 2024, April 19, 2024, August 12, 2024, March 24, 2025, and August 12, 2025, between the Company, its subsidiaries as guarantors, the Collateral Agent, and the Lender.
Pursuant to the Credit Agreement, the Company is currently indebted to the Lender in the approximate amount of $32.2 million. The Credit Agreement matures in full on December 31, 2025, and the Tenth Amendment does not modify that maturity date. We do not expect to be in a position to be able to repay the indebtedness outstanding under the Credit Agreement by December 31, 2025. While the Company is actively working to resolve this issue, there can be no assurance that these efforts will be successful prior to the maturity date, at which time all amounts under the Credit Agreement will become due. If the Lender forecloses on the indebtedness under the Credit Agreement, it is unlikely that the Company will able to continue as a going concern, and the Company would be insolvent and common stockholders could lose most or all of their investment.
Waivers:
Pursuant to the Tenth Amendment, the Lenders agreed to waive certain “Specified Events of Default” that had occurred or were anticipated to occur under the Credit Agreement. These Specified Events of Default included:
•Failure to maintain the required Senior Leverage Ratio of 1.75:1.00 for the period ended September 30, 2025; and
•Borrowing base non-compliance for the months ending July 31 through November 30, 2025.
The Lenders waived the right to receive the post-default interest rate with respect to these Specified Events of Default through December 31, 2025, provided the Company complies with the terms of the Tenth Amendment. Although the Company has now obtained waivers with respect to the foregoing past instances of Credit Agreement noncompliance, in view of the Company’s history of noncompliance and its current situation, there can be no guarantee that the Company will not breach provisions of the Credit Agreement in the future, which could lead to declared events of default, acceleration of obligations and other material negative consequences.
Material Terms and Amendments:
•Voluntary Prepayment: The Company shall pay a voluntary prepayment of the loans in the amount of not less than $3,000,000, for which no prepayment premium is required;
•Interest Rates: From December 2 through December 31, 2025, the “Applicable Margin” is set at 6.50% for Secured Overnight Financing Rate (SOFR) loans and 5.50% for reference rate loans. Additionally, the definition of “Floor” was amended to 4.25% per annum, and the “Reference Rate” was amended to 5.25% per annum;
•Borrowing Base Reduction: The borrowing base allowance for the value of the Company’s intellectual property was reduced from a maximum of $11,200,000 to $8,000,000;
•Application of Proceeds from Equity Offerings: 100% of net cash proceeds from any equity issuances be applied first to reduce any existing indebtedness in excess of the Borrowing Base, with the remainder applied to prepay the loans;
•Additional Loan Parties: By December 10, 2025, the Company must cause each of its subsidiaries that is not currently a party to the Credit Agreement to become one and execute required security documents;
•Appraisals and Exams: The Company must engage third-party professionals to submit asset appraisal reports by December 22, 2025, and field examination reports by December 29, 2025. Failure to deliver these reports by the specified dates constitutes an immediate Event of Default.
The foregoing description of the Tenth Amendment to the Credit Agreement does not purport to describe all of the material terms of such agreement and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement and Tenth Amendment and Waiver to Credit Agreement dated as of December 2, 2025 by and among the Company, the guarantors, the Lender and the Agent.
101	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOXLIGHT CORPORATION

Dated:	December 4, 2025
By: /s/ Ryan Zeek
Name: Ryan Zeek
Title: Chief Financial Officer